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[Datalogix Letterhead]
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NEWS RELEASE

       Contact:          Raymond Sozzi
                         Datalogix International Inc.
                         (914) 773-8000


                          Datalogix International Inc.
                         Adopts Shareholder Rights Plan
                              And Amends Its Bylaws


                VALHALLA,  NY,  August 28, 1996, --  Datalogix(R)  International
Inc. (NASDAQ:DLGX) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock held as of the close of business on September 9, 1996. The Rights will expire on August 27, 2006.

The Rights are intended to enable all of the Company's shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Company also announced that its Board of Directors had adopted amendments to the Company's Bylaws implementing notice procedures for shareholder proposals and for nominations for the election of directors, increasing the percentage of outstanding shares of stock required to call special meetings of shareholders, and eliminating the ability of shareholders to remove directors without cause.

A letter being sent to shareholders states that the Rights Plan is intended to protect the interests of the Company's shareholders in the event the Company is confronted with coercive or unfair takeover tactics. The letter states that such tactics include offers that do not treat all shareholders equally, the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders, or other coercive or unfair takeover tactics that could impair the Board's ability to represent shareholders' interests fully.

The Rights Plan is not intended to prevent an acquisition of the Company on terms that the Board considers favorable and fair to, and in the best interests of, all shareholders, and will not do so. The Rights Plan is designed to deal with the serious problem of unilateral actions by hostile acquirors which are calculated

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to deprive  the  Company's  Board of  Directors  and its  shareholders  of their ability to determine the destiny of the Company.

Each Right will entitle shareholders, in certain circumstances, to buy one one-thousandth of a newly issued share of Series A Preferred Stock of the Company at an exercise price of $30. The Rights generally will be exercisable and transferable apart from the Common Stock only if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 20% or more of the Common Stock.

If any person becomes the beneficial owner of 20% or more of the Company's Common Stock, then each Right not owned by a 20% or more shareholder or certain related parties will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's exercise price. In addition, if, after any person has become a 20%-or-more shareholder, the Company is involved in a merger or other business combination transaction with another person in which its Common Stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of common stock of such other person having a value of twice the Right's exercise price.

The Company will generally be entitled to redeem the Rights at $.01 per Right at any time until a person or group has become the beneficial owner of 20% or more of the Company's Common Stock.

Details of the Shareholder Rights Plan are outlined in a summary of the Rights Plan which will be mailed to shareholders.

About Datalogix

Datalogix is a leading focused provider of open, client/server software solutions for managing the manufacturing, logistics and financial operations of process companies worldwide. Datalogix's products are used by over 1,000 installations and 18,000 users that manufacture consumer packaged goods (foods, beverages, health and beauty aids) and industrial products (chemical, pharmaceutical and petroleum). Datalogix's solutions are installed in more than 30 countries at process manufacturers such as B.F. Goodrich, Fresh Mark, Heinz, Pet Products, Hyclone Laboratories, Land O'Lakes, Platres Lafarge and Sherwin Williams.

Additional information on Datalogix and its GEMMS and CIMPRO product families can be found on the Datalogix World Wide Web page at www.datalogix.com.

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Datalogix is a registered trademark of Datalogix International Inc.